UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2005

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31369 (Commission File Number)	65-1051192 (IRS Employer Identification No.)

1 CIT Drive
Livingston, New Jersey 07039
(Address of registrant’s principal executive office)

Registrant’s telephone number, including area code: (973) 740-5000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[X]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On January 4, 2005, CIT Group Inc. announced that it signed a definitive agreement to acquire Education Lending Group, Inc., a full-service provider of education funding solutions with a $4.0 billion portfolio and $1.5 billion of annual originations. Under the terms of the agreement, dated January 4, 2005, between CIT Group Inc., CIT ELG Corporation, a wholly owned subsidiary of CIT Group, and Education Lending Group, Inc., CIT Group will commence a cash tender offer to acquire all of Education Lending Group’s outstanding shares at a price of $19.05 per share, for an aggregate purchase price of approximately $381 million. Following completion of the tender offer, any remaining shares of Education Lending Group will be acquired in a cash merger at the same price. The board of directors of each company has approved the agreement. The transaction is subject to customary regulatory approvals and is expected to close in the first quarter of 2005. A copy of the Agreement is attached hereto as an exhibit.

Item 8.01 Other Events

        On January 4, 2005, CIT Group Inc. issued a press release announcing its agreement to acquire Education Lending Group, Inc. CIT Group conducted an investor conference call and webcast on January 5, 2005 to discuss the acquisition. Copies of the press release and the materials used on the conference call and webcast are attached hereto as exhibits.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press release dated January 4, 2005

99.2	Agreement and Plan of Merger, dated as of January 4, 2005, among Education Lending Group, Inc., CIT Group Inc. and CIT ELG Corporation

99.3	Materials from investor conference call on January 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC. (Registrant)

By:	/s/ William J. Taylor William J. Taylor Executive Vice President & Controller (Chief Accounting Officer)

Dated: January 5, 2005